For Media Inquiries:	For Investor Inquiries:
Tina Miller Director – External Communications Universal Technical Institute, Inc. tmiller@uti.edu	John Jenson Vice President — Corporate Controller Universal Technical Institute, Inc. jjenson@uti.edu

623-445-0943	623-445-0821

Universal Technical Institute Announces Reduction in Workforce

SCOTTSDALE, ARIZ. – June 30, 2011 — Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced it has completed a reduction in its workforce of approximately 195 employees nationwide. The headcount of the Company following these reductions is approximately 2,270 employees.

“While a reduction in our workforce was a difficult decision given the impact to our employees and their families, it was a necessary action to appropriately align our cost structure with our student population,” said Kim McWaters, chief executive officer of Universal Technical Institute.   “We remain committed to providing a quality education for our students while improving overall operating effectiveness and cost efficiencies.”

Severance and outplacement charges relating to the reduction in force of approximately $4.3 million will be included in the results of the third quarter ending June 30, 2011. The reduction in the workforce is expected to provide an expense savings in compensation and related benefits in fiscal 2012 of approximately $12.4 million.

About Universal Technical Institute, Inc.:
Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 150,000 graduates in its 46-year history, UTI offers undergraduate degree, diploma and certificate programs at 11 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). To learn more about UTI and its training services, log on to www.uti.edu.

Safe Harbor Statement
Statements in this news release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low unemployment. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

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